UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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[ ] Preliminary Proxy Statement
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EA Series Trust
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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MUTUAL FUND PROXY FACT SHEET FOR:
BRIDGEWAY FUNDS
SPECIAL MEETING IMPORTANT DATES		LOCATION OF SPECIAL MEETING
Record Date	MAY 6, 2026	OFFICES OF BRIDGEWAY CAPITAL MANAGEMENT, LLC 20 GREENWAY PLAZA SUITE 930 HOUSTON, TEXAS 77046
Mail Date	TO BE DETERMINED
Meeting Date	JULY 14, 2026 @ 2:00 PM (CENTRAL TIME)
ADDITIONAL INFORMATION		CONTACT INFORMATION
Tickers	SEE PAGE 6	Inbound Line	1-800-992-3086
CUSIPs	SEE PAGE 6	Website	https://bridgewayfunds.com/

What are Shareholders being asked to vote on?
Aggressive Investors 1 Fund
To approve an Agreement and Plan of Reorganization in which Bridgeway Aggressive Investors 1 Fund (Target Fund) will be transferred into the EA Bridgeway Aggressive Investors ETF (Acquiring Fund) in exchange for Acquiring Fund shares; the Acquiring Fund would assume all liabilities, Target Fund shareholders would receive a pro rata distribution of Acquiring Fund shares;
BOARD OF DIRECTORS RECOMMENDATION – “FOR”
Small-Cap Value Fund
To approve an Agreement and Plan of Reorganization in which Bridgeway Small-Cap Value Fund (Target Fund) will be transferred into the EA Bridgeway Select Small-Cap Value ETF (Acquiring Fund) in exchange for Acquiring Fund shares; the Acquiring Fund would assume all liabilities, Target Fund shareholders would receive a pro rata distribution of Acquiring Fund shares;
BOARD OF DIRECTORS RECOMMENDATION – “FOR”
Ultra-Small Company Market Fund
To approve an Agreement and Plan of Reorganization in which Bridgeway Ultra-Small Company Market Fund (Target Fund) will be transferred into the EA Bridgeway Ultra-Small Company Market ETF (Acquiring Fund) in exchange for Acquiring Fund shares; the Acquiring Fund would assume all liabilities, Target Fund shareholders would receive a pro rata distribution of Acquiring Fund shares;
BOARD OF DIRECTORS RECOMMENDATION – “FOR”

Target Funds	To be reorganized into →	Acquiring Funds
Aggressive Investors 1 Fund		EA Bridgeway Aggressive Investors ETF
Small-Cap Value Fund		EA Bridgeway Select Small-Cap Value ETF
Ultra-Small Company Market Fund		EA Bridgeway Ultra-Small Company Market ETF

PROPOSAL: Agreement and Plan of Reorganization;
What are shareholders being asked to approve?
Shareholders of each Target Fund will consider a proposal to approve an Agreement and Plan of Reorganization of the Target Fund into a corresponding, newly created series (each, an “Acquiring Fund” and together, the “Acquiring Funds”) of EA Series Trust.
Each Target Fund operates as a mutual fund, and each Acquiring Fund operates as an exchange-traded fund (“ETF”).
What is an ETF?
An exchange-traded fund or ETF is a pooled investment vehicle with shares that can be bought or sold throughout the day on stock exchanges at market prices. ETFs do not sell shares directly to or redeem shares directly from investors. Rather, only financial institutions known as authorized participants are permitted to purchase and redeem shares directly from the ETF.
How will the Reorganization affect the value of a shareholder’s investment?
The Reorganization will not affect the value of your investment at the time of the Reorganization, and your interest in a Target Fund will not be diluted. The shares of the applicable Acquiring Fund you receive will have the same aggregate net asset value (“NAV”) as that of your shares of the corresponding Target Fund at the time of the Reorganization.
•In order to receive shares of an Acquiring Fund as part of a Reorganization, you must hold your corresponding Target Fund shares through a brokerage account that permits investments in ETF shares (a “Qualifying Account”).
•If you hold your Target Fund shares in an account that is not permitted to hold corresponding Acquiring Fund shares (a “Non-Qualifying Account”), you will receive cash as part of the Reorganization.
•If you hold your shares through a Non-Qualifying Account and wish to receive Acquiring Fund shares in the Reorganization, you must transfer your Target Fund shares to a brokerage account that is permitted to invest in ETF shares with the broker-dealer of your choice prior to the Reorganization.
see also transferring mutual fund account shares to an etf account on pages 4-5 of fact sheet
How do the investment objectives, strategies and risks of the Target Funds and the Acquiring Funds compare?
Each Acquiring Fund’s portfolio will be managed by the same team of Bridgeway portfolio managers as the corresponding Target Fund and will have the same investment objective, or in the case of the Aggressive Investors 1 Fund, a similar investment objective, and substantially similar principal investment strategies, policies, and risks as the corresponding Target Fund.
If approved, how will the Reorganizations benefit shareholders of the Target Funds?
Bridgeway believes reorganizing each Target Fund into the corresponding Acquiring Fund, which is structured as an ETF, offers a better value proposition for shareholders than a traditional open-end mutual fund, primarily because of reduced operational costs, intraday trading flexibility, and the possibility of lower transaction costs and advantageous tax treatment.
see also features of etfs that differ from mutual funds on pages 5-6 of fact sheet

FOR INTERNAL DISTRIBUTION ONLY

What will change when a Target Fund, as a mutual fund, is reorganized to an ETF?
If you receive Acquiring Fund shares in the Reorganization, you will remain a shareholder of a registered investment company, but it will be an exchange-traded investment company, known as an ETF.
•You will no longer redeem individual shares directly from an Acquiring Fund.
•If you decide to purchase or sell shares of an Acquiring Fund after the Reorganization, you will need to place a trade through a broker-dealer, which will execute your trade on the Cboe BZX Exchange, Inc. or other nationally recognized exchange at prevailing market prices.
•As with all ETFs, your broker may charge a commission for purchase and sales transactions, and your shares may trade on the exchange at a premium or discount to an Acquiring Fund’s NAV.
•Each Acquiring Fund is a fully transparent ETF, which means that a list of the Acquiring Fund’s portfolio holdings will be available on the Acquiring Fund’s website every day.
•Each Acquiring Fund’s website will also contain other information about, among other things, the NAV, market price, premiums and discounts, and bid-ask spreads, as required by rules that govern ETFs.
Who will manage the Acquiring Funds?
•Bridgeway Capital Management, LLC is the investment adviser to each Target Fund and will be the sub-adviser to each Acquiring Fund.
•Bridgeway will be responsible for the selection of each Acquiring Fund’s investments. Bridgeway’s portfolio management teams for each Target Fund will remain the same with respect to each corresponding Acquiring Fund.
•Empowered Funds, LLC doing business as EA Advisers will be the investment adviser to each Acquiring Fund and will provide services facilitating trade execution and various other administrative services in addition to supervising the overall daily affairs of the Acquiring Funds.
How do the expenses of the Target Funds and the Acquiring Funds compare?
Each Reorganization is expected to result in a decrease in total annual fund operating expenses for Target Fund shareholders.
•Each Target Fund pays Bridgeway a management fee and separately bears various other expenses incurred by the Target Funds.
•Each Acquiring Fund operates under a unitary fee structure whereby each Acquiring Fund will pay EA Advisers a management fee, and EA Advisers will then pay all expenses incurred by the applicable Acquiring Fund, except for the management fee and certain other expenses.
When are the Reorganizations expected to occur?
If the Plan is approved by shareholders of each Target Fund at the Special Meeting, the Reorganizations presently are expected to be effective after the close of business (in other words, 4:00 p.m. Eastern time) on or about July 24, 2026.
What are the U.S. federal income tax consequences of the Reorganization?
Each Reorganization generally is not expected to result in the recognition of gain or loss by the applicable Target Fund or its respective shareholders for federal income tax purposes (except with respect to cash received by shareholders in lieu of fractional Acquiring Fund shares and cash received by shareholders who hold their Target Fund shares through Non-Qualifying Accounts).

FOR INTERNAL DISTRIBUTION ONLY

What will happen if a Reorganization is not approved?
The Reorganization of each Target Fund into the corresponding Acquiring Fund is not conditioned upon receipt of shareholder approval of the Reorganizations relating to each of the other Target Funds.
If the shareholders of a Target Fund do not approve the proposed Reorganization of a Target Fund, then the Reorganization of such Target Fund will not be implemented and the Target Fund will continue to operate as a series the Bridgeway Funds and will continue to be managed by Bridgeway.
In such case, the Bridgeway Board will consider other alternatives, including possibly seeking approval of another proposal or liquidating, which could incur additional expense to shareholders.
Who will pay the costs in connection with the Reorganizations?
The Target Funds and the Acquiring Funds will not incur any expenses in connection with the Reorganizations.
Bridgeway and EA Advisers will bear the costs and expenses incurred in connection with the Reorganization and any related transactions, excluding any brokerage commissions and transaction fees, the Special Meeting, and the solicitation of proxies, regardless of whether or not the Reorganizations are consummated.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1

TRANSFERRING MUTUAL FUND ACCOUNT SHARES TO AN ETF ACCOUNT
What will happen if I don’t have a brokerage account or if I hold my shares in a brokerage account that cannot accept ETF shares at the time of the Reorganizations?
If you are unsure about the ability of your account to receive Acquiring Fund shares, please contact your financial advisor or other financial intermediary. You also may call Bridgeway Funds at 1-800-661-3550 for assistance.
The following account types are examples of Non-Qualifying Accounts that cannot hold shares of ETFs:
•Non-Accommodating Brokerage Accounts. If you hold your Target Fund shares in a brokerage account with a financial intermediary that only allows you to hold shares of mutual funds in the account, you will need to contact your financial intermediary to set up a brokerage account that permits investments in ETF shares. You also may call Bridgeway Funds at 1-800-661-3550 for assistance.
If such a change is not made before the Reorganization, you will not receive shares of the Acquiring Fund as part of the Reorganization. Instead, your investment will be liquidated, and you will receive cash equal in value to the NAV of the Target Fund shares you owned immediately prior to the Reorganization (which will generally result in the recognition of gain or loss for federal income tax purposes).

•Non-Accommodating Retirement Accounts. If you hold your Target Fund shares through an IRA or group retirement plan whose plan sponsor does not have the ability to hold shares of ETFs on its platform, you may redeem your shares prior to the Reorganization, or your financial intermediary may transfer your investment in the Target Fund to a different investment option prior to the Reorganization. In some cases, this transfer may be subject to tax.
If you do not redeem your shares or if your financial intermediary does not transfer your investment to a different investment option prior to the Reorganization, your Target Fund shares will be liquidated, and you will receive cash equal in value to the NAV of the Target Fund shares you owned immediately prior to the Reorganization.
If you hold Target Fund shares in an IRA account, the return of cash may be treated as a taxable withdrawal or other taxable distribution by the IRA or other retirement account to you. In addition to being treated as taxable income, in some cases, the cash payment may also be subject to a 10% early distribution tax for IRAs.
Please consult with your financial intermediary, plan sponsor or plan administrator for more information on the impact that the Reorganization will have on you and your investments.

FOR INTERNAL DISTRIBUTION ONLY

•Fund Direct Accounts. If you hold Target Fund shares in an account directly with the Target Fund and do not take action to transfer your investment in the Target Fund to a brokerage account that permits investments in ETF shares prior to the Reorganization, your Target Fund shares will be liquidated and you will receive cash equal in value to the NAV of the Target Fund shares you owned immediately prior to the Reorganization (which will generally result in the recognition of gain or loss for federal income tax purposes).
FEATURES OF ETFs THAT DIFFER FROM MUTUAL FUNDS
What are some features of ETFs that differ from mutual funds?
Bridgeway believes reorganizing each Target Fund into the corresponding Acquiring Fund, which is structured as an ETF, offers a better value proposition for shareholders than a traditional open-end mutual fund, primarily because of reduced operational costs, intraday trading flexibility, and the possibility of lower transaction costs and advantageous tax treatment.
◦Lower total net annual operating expenses: Each Acquiring Fund has lower total net annual fund operating expenses than the corresponding Target Fund.
◦Intraday trading: Because ETF shares can be purchased and sold throughout the trading day at fair market value on an exchange, if you decide to purchase or sell shares of an Acquiring Fund, you can do so during the trading day at the then-prevailing market price. With a mutual fund, you place your purchase or redemption order, and your shares are purchased or redeemed at the next calculated NAV per share, which happens at the end of the trading day.
◦Lower transaction costs and advantageous tax treatment: As background, typically when the portfolio securities of a mutual fund are sold, either to rebalance holdings or to raise cash for redemptions, the sale can create capital gains that impact all taxable shareholders of the mutual fund if such fund distributes (or is deemed to distribute) net capital gains to shareholders.
In contrast, the mechanics of the creation and redemption process for ETFs facilitate the contribution and redemption of securities in-kind. These in-kind contributions and redemptions will permit each Acquiring Fund to avoid the usual transaction costs and market impact of cash transactions that each Target Fund typically experiences. Additionally, the in-kind redemption of securities by an ETF generally does not trigger the recognition of capital gains by the ETF. As a result, the ETF is less likely to need to make a capital gain distribution to eliminate entity level taxation, thereby enabling shareholders in the ETF to only recognize capital gains on their investment in the ETF after they sell their ETF shares.
◦Greater transparency: Each Acquiring Fund will operate with relatively more transparency with respect to its portfolio holdings, with its holdings information made public each day on its website. Some investors may find this advantageous, as it may help them decide whether to invest or not; existing and potential shareholders can examine an ETF’s holdings and decide if the specific mix of holdings meets their needs. By contrast, mutual fund holdings are only disclosed quarterly.

PHONE:
To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card.  Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

FOR INTERNAL DISTRIBUTION ONLY

Proxy Materials Are Available Online At: https://vote.proxyonline.com/Bridgeway/docs/2026mtg.pdf

FUND NAME	TICKER	CUSIP
Aggressive Investors 1	BRAGX	108747106
Small-Cap Value	BRSVX	108747825
Ultra-Small Company Market Fund	BRSIX	108747403

Bridgeway Funds
Level I Call Guide
(CONFIRM RECEIPT OF PROXY MATERIALS)

Good (morning, afternoon, evening). My name is (AGENT’S FULL NAME).
May I please speak with (SHAREHOLDER’S FULL NAME)?
(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Bridgeway Funds. I wanted to confirm that you have received the proxy materials for the Special Meeting of Shareholders scheduled to take place on July 14, 2026.
Have you received the information?
(Pause for response)

If “Yes” or positive response:
If you’re not able to attend the meeting, I can record your voting instructions by phone. Your Board of Directors is recommending a vote “In Favor” of the proposal.

If “No” or negative response:
I would be happy to review the meeting agenda and record your vote by phone. However, the Board of Directors is recommending a vote “In Favor” of the proposal.

Would you like to vote along with the Board’s recommendation?
(Pause For Response)
(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with Bridgeway Funds before the meeting takes place, would you like to vote those accounts in the same manner as well?
(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions). Today (Today’s Date & Time).

For confirmation purposes:
•Please state your full name. (Pause)
•According to our records, you reside in (city, state, zip code). (Pause)
•To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY

Alternative Outreach Communications
Level I AOC
(Start of Campaign Script)

Hello. My name is John Montgomery and I am Founder and Director at Bridgeway Funds.

This call is regarding your investment in one or more of the Bridgeway Aggressive Investors 1, Ultra-Small Company Market and/or the Small-Cap Value Funds. A Special Meeting of Shareholders is scheduled to take place on July 14th, 2026.

Proxy information has been mailed to your address and EQ Fund Solutions will begin calling shareholders to ensure that the Funds receive a sufficient number of votes on the proposal. To avoid receiving additional calls on this matter, please vote as soon as possible.

If you have any questions about the Meeting or the proxy materials, please press 2 now
(Pause and listen 2 seconds)

For further information about your investment within one or more of the Bridgeway Aggressive Investors 1, Ultra-Small Company Market or Small-Cap Value Funds, please press 3 now.
(Pause and listen 2 seconds)

[The recording the shareholder will hear if they opt to press 3]
“As of May 6th, 2026, you owned one or more investments in Bridgeway Aggressive Investors 1, Ultra-Small Company Market or Small-Cap Value Funds. Please hold for a representative who can provide additional information.”

To repeat this message press 9 or for further assistance press 2 now to speak to a representative. To end this call please press 5.
(Pause and listen 2 seconds)

If you received this message on your answering machine, you may contact us toll free at 1-800-992-3086 from 9am to 10pm Monday through Friday Eastern Time.

ANSWERING MACHINE Script for AOC
Hello. My name is [NAME OF INDIVIDUAL] and I am [TITLE/POSITION] at Bridgeway Funds. EQ Funds Solutions is calling on behalf of your investment in one or more Bridgeway Funds. The Special Meeting of Shareholders is scheduled to take place on July 14th, 2026 and our records indicate that your vote has not been registered.

To conveniently vote your shares by phone, please call 1-800-992-3086 Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

Your vote is very important and your time is greatly appreciated. Thank you and have a good day.

FOR INTERNAL DISTRIBUTION ONLY
Updated 05-26-26